Exhibit 99.1

Designated Filer:    Warburg Pincus X, LLC

Issuer & Ticker Symbol:    Bill Barrett Corporation (BBG)

Date of Event Requiring Statement:  December 3, 2008

Explanation of Responses:

(1)  This Form 3 is filed on behalf of Warburg Pincus Private Equity X, L.P., a Delaware limited partnership, and an affiliated fund (“WP X”), Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), and Warburg Pincus X, LLC, a Delaware limited liability company (“WP X LLC” and, together with WP X and WP X LP, the “Reporting Persons”). The sole general partner of WP X is WP X LP. WP X LLC is the sole general partner of WP X LP. Warburg Pincus Partners, LLC, a New York limited liability company (“WPP LLC”), is the sole member of WP X LLC. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WPP LLC. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), manages WP X. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. WPP LLC, WP, WP LLC and Warburg Pincus Private Equity VIII, L.P. (“WP VIII”) have previously filed reports in respect of the Company with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), due to the direct beneficial ownership of shares of common stock, par value $0.001 per share (the “Common Stock”) of Bill Barrett Corporation (the “Company”), by WP VIII. By reason of the provisions of Rule 16a-1 of the Exchange Act, WP X, WP X LP, and WP X LLC may be deemed to be the beneficial owners of the shares of Common Stock that may be deemed to be beneficially owned by WPP LLC, WP, WP LLC and WP VIII. Each of WP X, WP X LP, and WP X LLC disclaims beneficial ownership of all shares of Common Stock that may be deemed to be beneficially owned by WPP LLC, WP, WP LLC and WP VIII.